UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

the Securities Act of 1933

FULTON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2195389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Penn Square

Lancaster, PA 17602

(Address of Principal Executive Offices)

THE COLUMBIA BANK 401(K) PLAN & TRUST

RESOURCE BANK STOCK AND 401(K) SAVINGS PLAN

(Full title of the plans)

with a copy to:

R. Scott Smith, Jr.	Kimberly J. Decker, Esquire
Chairman, President and Chief Executive Officer	Barley Snyder LLC
Fulton Financial Corporation	126 East King Street
One Penn Square	Lancaster, PA 17602
Lancaster, PA 17602-2893
(Name and address of agent for service)

(717) 291-2411
(Telephone number, including area code of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, Par value $2.50
The Columbia Bank 401(k) Plan & Trust	325,000
Resource Bank Stock and 401(k) Savings Plan	150,000
Total	475,000	$15.665	$7,440,875	$796.18

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares of common stock of Fulton Financial Corporation registered hereby as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock.

(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c). Based upon the average of the high and low price, as reported by NASDAQ, as of July 14, 2006.

This Registration Statement shall become automatically effective upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 CFR Section 230.462.

Exhibit Index Begins on Page 7

Part I

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the respective Plan as required by Rule 428(b).

Part II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the registrant with the Securities and Exchange Commission are incorporated in and made a part of this registration statement by reference as of their respective dates:

(a) The registrant’s Annual Report filed on Form 10-K for the year ended December 31, 2005.

(b) All other reports of the registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005.

(c) The description of Fulton Financial common stock contained in Fulton Financial’s registration statement on Form 8-A, dated July 3, 1989, and any amendment or reports filed for purposes of updating such description.

(d) All documents hereinafter filed by the registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of Fulton Financial provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Fulton Financial.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable because no restricted securities will be reoffered or resold pursuant to this Registration Statement.

ITEM 8.	EXHIBITS.

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

See Exhibit Index.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, State of Pennsylvania, on June 30, 2006.

FULTON FINANCIAL CORPORATION

/s/ R. Scott Smith, Jr.
R. Scott Smith, Jr.
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Each person whose signature appears below also constitutes and appoints George R. Barr, Jr. and Charles J. Nugent and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	CAPACITY	DATE

/s/ Jeffrey G. Albertson Jeffrey G. Albertson	Director	June 30, 2006

/s/ John M. Bond, Jr. John M. Bond, Jr.	Director	June 30, 2006

/s/ Donald M. Bowman, Jr. Donald M. Bowman, Jr.	Director	June 30, 2006

/s/ Beth Ann L. Chivinski Beth Ann L. Chivinski	Executive Vice President and Controller (Principal Accounting Officer)	June 30, 2006

/s/ Craig A. Dally Craig A. Dally	Director	June 30, 2006

	Director	June 30, 2006
Clark S. Frame

/s/ Patrick J. Freer Patrick J. Freer	Director	June 30, 2006

/s/ Rufus A. Fulton, Jr. Rufus A. Fulton, Jr.	Director	June 30, 2006

/s/ George W. Hodges George W. Hodges	Director	June 30, 2006

/s/ Carolyn R. Holleran Carolyn R. Holleran	Director	June 30, 2006

/s/ Clyde W. Horst Clyde W. Horst	Director	June 30, 2006

/s/ Thomas W. Hunt Thomas W. Hunt	Director	June 30, 2006

/s/ Willem Kooyker Willem Kooyker	Director	June 30, 2006

/s/ Donald W. Lesher, Jr. Donald W. Lesher, Jr.	Director	June 30, 2006

/s/ Charles J. Nugent Charles J. Nugent	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 30, 2006

/s/ Abraham S. Opatut Abraham S. Opatut	Director	June 30, 2006

/s/ John O. Shirk John O. Shirk	Director	June 30, 2006

/s/ R. Scott Smith, Jr. R. Scott Smith, Jr.	Director, Chairman, Chief Executive Officer, and President (Principal Executive Officer)	June 30, 2006

/s/ Gary A. Stewart Gary A. Stewart	Director	June 30, 2006

Exhibit Index

Number	Exhibit
4.1	Rights Agreement, dated April 27, 1999 by and between Fulton Financial Corporation and Fulton Bank, incorporated by reference to Exhibit 4 of Registrant’s Form 8-K filed May 6, 1999

5.1	Opinion of Barley Snyder LLC re: legality of the securities

5.2	Copy of the Internal Revenue Service determination letter that The Columbia Bank 401(k) Plan & Trust is qualified under Section 401 of the Internal Revenue Code, incorporated by reference to Exhibit 5.1 of Columbia Bancorp’s Form S-8 Registration Statement (Reg. No. 333- 32349) filed July 29, 1997

5.3	Copy of the Internal Revenue Service determination letter that the Resource Bank Stock and 401(k) Savings Plan is qualified under Section 401 of the Internal Revenue Code

23.1	Consent of Barley Snyder LLC (this Exhibit is part of Exhibit 5)

23.2	Consent of KPMG LLP, dated July 12, 2006, to incorporate by reference its report, dated March 9, 2006

23.3	Consent of KPMG LLP, dated July 12, 2006, to incorporate by reference its report, dated June 16, 2006

23.4	Consent of Goodman & Company, dated July 17, 2006, to incorporate by reference its report, dated May 17, 2006

24.1	Power of attorney (this Exhibit is part of Signature Page)

99.1	The Columbia Bank 401(K) Plan & Trust, as amended

99.2	Amended and Restated Resource Bank Stock and 401(k) Savings Plan, as amended, incorporated by reference to Exhibit 10.33 of Resource Bankshares Corporation’s Registration Statement on Form S-1 filed on December 6, 2002 and Exhibit 10.35 of Resource Bankshares Corporation’s Pre-Effective Amendment No. 2 to Form S-1 filed on January 21, 2003

99.3	Amendments to Amended and Restated Resource Bank Stock and 401(k) Savings Plan